Exhibit 99
Stem Announces First Quarter 2022 Financial Results
Quarterly revenue 29% above high end of guidance range
Reaffirm full-year 2022 guidance
AlsoEnergy commercial synergies on track for 2022 bookings
Expect minimal impact from AD/CVD inquiry in solar industry

First Quarter 2022 Financial and Operating Highlights
Financial Highlights
•Revenue of $41.1 million, up from $15.4 million (+166%) in Q1 2021
•GAAP Gross Margin of 9% versus (1)% in Q1 2021
•Non-GAAP Gross Margin of 16% versus 13% in Q1 2021
•Net Loss of $(22.5) million versus $(82.6) million in Q1 2021
•Adjusted EBITDA of $(12.8) million versus $(3.2) million in Q1 2021
•Ended Q1 2022 with $352 million in cash, cash equivalents, and short-term investments

Operating Highlights
•12-month Pipeline of $5.2 billion, up from $4.0 billion (+30%) at the end of Q4 2021
•Bookings of $151 million, up from $51 million (+196%) in Q1 2021
•Record contracted backlog of $565 million, up from $221 million (+156%) at the end of Q1 2021
•Record contracted storage assets under management (AUM) of 1.8 gigawatt hours (GWh) up from 1.6 GWh (+13%) at the end of Q4 2021
•Solar monitoring AUM of 32.4 gigawatts (GW)
•Contracted Annual Recurring Revenue (CARR) of $51.5 million, up from $24.1 million (114%) at the end of Q4 2021

SAN FRANCISCO – May 5, 2022 – Stem (the "Company") (NYSE: STEM), a global leader in artificial intelligence (AI)-driven energy software and services, announced today its financial results for the three months ended March 31, 2022. Reported results in this press release reflect AlsoEnergy’s operations for the period from February 1, 2022 through March 31, 2022.
John Carrington, Chief Executive Officer of Stem, commented, “We are pleased to report a strong first quarter, with robust growth in revenue, backlog, pipeline, AUM, and CARR, all driven by our market-leading software platforms. Revenue for the quarter was above the high end of our guidance range, and we reaffirm our full-year 2022 guidance for all of our key financial and operational metrics.

Our contracted backlog grew 156% as compared to the period ended March 31, 2021, driven by $151 million in bookings, which nearly tripled versus first quarter 2021. That is the second-highest bookings performance in Company history after the fourth quarter 2021, underscoring our accelerating momentum.

We are also pleased with the increase in CARR to $51.5 million, reflecting our long-term focus on high-margin software and services revenue. As our AUM expands in both storage and solar monitoring, our AI-driven software can deliver improved economic optimization and asset management solutions to our renewable energy customers. We believe Stem’s differentiated software solutions, coupled with our customer-focused employees and strong balance sheet, will drive multi-year growth in high margin recurring software and services revenues, as evidenced by our 16% non-GAAP gross margin this quarter. The integration of AlsoEnergy is proceeding on track as we combine the commercial and technical strengths into one company focused on providing differentiated solutions for our customers. As we continue to drive additional customer value, we have been able to implement price increases for our solar asset performance software in the quarter, reflecting our unique capabilities in the market.

A recently announced U.S. Department of Commerce inquiry into anti-dumping and countervailing duties on solar modules has caused uncertainty for solar developers. Our diversity of customers and markets, including growing momentum in standalone storage and BTM solar projects, provides greater certainty into our near-term revenues.

As of late April 2022, we estimate that recurring revenue and contracted standalone storage projects represent more than 85% of our remaining projected 2022 total revenue at the midpoint of guidance. Moreover, we believe the majority of our solar + storage customers have procured sufficient panel supply to execute their projects. As a result, we expect minimal impact from the inquiry on our 2022 revenue.

Supply chain constraints, permitting and interconnection delays, and potential tariffs have caused recent headwinds in the industry, but we continue to manage these risks and believe we are well-positioned to navigate these issues.”

Financial Results and Key Metrics
(in $ millions unless otherwise noted):

	Three Months Ended March 31,
	2022	2021
	(in millions)
Key Financial Results
Revenue	$41.1	$15.4
GAAP Gross Margin	$3.6	$(0.1)
GAAP Gross Margin (%)	9%	(1)%
Non-GAAP Gross Margin*	$6.4	$2.0
Non-GAAP Gross Margin (%)*	16%	13%
Net loss	$(22.5)	$(82.6)
Adjusted EBITDA*	$(12.8)	$(3.2)

Key Operating Metrics
12-Month Pipeline (in billions)**	$5.2	$1.4
Bookings	$150.8	$50.8
Contracted Backlog**	$565.1	$221.0
Contracted Storage AUM (in GWh)**	1.8	1.1
Solar Monitoring AUM (in GW)**	32.4	—
CARR**	$51.5	—
*Non-GAAP financial measures. See the section below titled “Use of Non-GAAP Financial Measures” for details and the section below titled “Reconciliations of Non-GAAP Financial Measures” for reconciliations.
** At period end.
First Quarter 2022 Financial and Operating Results
Financial Results
First quarter 2022 revenue increased 166% to $41.1 million, versus $15.4 million in the first quarter of 2021. Higher hardware revenue from Front-of-the-Meter (FTM) and Behind-the-Meter (BTM) partnership agreements drove a majority of the increase realized during the quarter, in addition to $9.6 million of revenue from the partial-quarter inclusion of AlsoEnergy.

First quarter 2022 GAAP Gross Margin was $3.6 million, or 9%, versus $(0.1) million, or (1)% in the first quarter of 2021. The year-over-year increase in GAAP Gross Margin resulted primarily from higher sales and additional higher-margin services revenues, including AlsoEnergy.

Beginning in first quarter 2022, management no longer reclassifies certain costs of goods sold to operating expenses, including communication and cloud service expenditures, in its calculation of Non-GAAP Gross Margin. First quarter 2021 Non-GAAP Gross Margin has been recalculated consistent with this treatment. The non-GAAP reconciliation table below includes important updates to these calculations for comparability.

First quarter 2022 Non-GAAP Gross Margin was $6.4 million, or 16% versus $2.0 million, or 13% in the first quarter of 2021. The year-over-year increase in Non-GAAP Gross Margin resulted from higher revenues. In percentage terms, the year-over-year increase in Non-GAAP Gross Margin resulted from a higher mix of software services, inclusive of AlsoEnergy, partially offset by lower hardware margins.

First quarter 2022 Net Loss was $(22.5) million versus first quarter 2021 Net Loss of $(82.6) million. The improvement was primarily driven by non-cash revaluation of warrants tied to changes in the value of the underlying common stock reported in the first quarter 2021. In June and September 2021 Stem redeemed all outstanding private and public warrants, respectively, resulting in a more streamlined capital structure and less quarter-to-quarter variability in the Company’s Net Income (Loss).

First quarter 2022 Adjusted EBITDA was $(12.8) million compared to $(3.2) million in the first quarter of 2021. Lower Adjusted EBITDA results were primarily driven by higher operating expenses resulting from increased personnel costs, continued investment in our growth initiatives, and costs associated with public reporting requirements.

The Company ended the first quarter of 2022 with $352 million in cash, cash equivalents, and short-term investments, consisting of $175 million in cash and cash equivalents and $177 million in short-term investments. The sequential decrease from $921 million in cash, cash equivalents, and short-term investments at the end of the fourth quarter 2021 was primarily the result of closing the AlsoEnergy acquisition, which included cash consideration of $533 million in cash (net of cash acquired), and strategic purchases of energy storage systems.

Operating Results

The Company’s 12-month forward pipeline was $5.2 billion at the end of the first quarter 2022 compared to $4.0 billion at the end of the fourth quarter 2021, representing 30% sequential growth. The increase in the 12-month forward pipeline was driven by increased FTM project opportunities, including significant expansions into new markets and continued growth in Stem’s partner channels.

Contracted Backlog was $565 million at the end of the first quarter of 2022 compared to $449 million as of the end of the fourth quarter 2021, representing a 26% sequential increase. The increase in Contracted Backlog resulted from bookings in the quarter of $151 million and contribution from the backlog associated with AlsoEnergy, partially offset by revenue recognition, contract cancellations, and amendments during the quarter. Bookings of $151 million in the first quarter 2022 grew 196% year-over-year from $51 million in first quarter 2021.

Contracted storage AUM increased 64% year-over-year and 12% sequentially to 1.8 GWh, driven by new contracts. Solar monitoring AUM ended the first quarter of 2022 at 32.4 GW.

CARR increased to $51.5 million as of the end of the first quarter of 2022, up from $24.1 million as of the end of the fourth quarter 2021, a 114% sequential increase, largely driven by the acquisition of AlsoEnergy.

The following table provides a summary of backlog at the end of the first quarter of 2022, compared to the fourth quarter of 2021 backlog ($ millions):

Period ended 4Q21	$449
Add: AlsoEnergy 2-1-22 Backlog	15
Bookings	151
Less: Hardware revenue	(31)
Software/services	(5)
Amendments/other	(14)
Period ended 1Q22	$565

The Company expects to continue to diversify its supply chain, adopt alternative technologies, and deploy its balance sheet to meet the expected significant growth in customer demand. COVID-19, potential import tariffs, and general macroeconomic conditions, including the ongoing conflict between Russia and Ukraine, continue to impact and cause uncertainty in the supply chain and project timelines, and the Company has been affected by inflation in the costs of equipment. The Company is actively working to mitigate these impacts on its financial and operational results, although there is no guarantee that we will be successful.

Outlook
The Company reaffirms FY2022 financial and operational guidance as follows ($ millions, unless otherwise noted):

Revenue	$350 - $425

Non-GAAP Gross Margin (%)	15% - 20%

Adjusted EBITDA	$(60) - $(20)

Bookings	$650 - $750

CARR (year-end)	$60 - $80

*See the section below titled “Reconciliations of Non-GAAP Financial Measures” for information regarding why we are unable to reconcile Non-GAAP Gross Margin and Adjusted EBITDA) to their most comparable financial measures calculated in accordance with GAAP.

The Company reaffirms 2022 guidance indicating projected quarterly performance against the annual targets as follows:

Metric	Q1E	Q1A*	Q2E	Q3E	Q4E
Revenue	7.5%	10.6%	15.0%	22.5%	55.0%
Bookings	20%	22%	20%	25%	35%
*Actuals in Q1A are calculated based on the midpoint of guidance.
Stem’s 2022 guidance includes the operations of AlsoEnergy after February 1, 2022.
Stem will hold a conference call to discuss this earnings press release and business outlook on Thursday, May 5, 2022 beginning at 5:00 p.m. Eastern Time. The conference call and accompanying slides may be accessed via a live webcast on a listen-only basis on the Events & Presentations page of the Investor Relations section of the Company’s website at https://investors.stem.com/events-and-presentations. The call can also be accessed live over the telephone by dialing (844) 200-6205, or for international callers, (833) 950-0062 and using access code 015694. A replay of the conference call will be available shortly after the call and can be accessed by dialing (866) 813-9403 or for international callers by dialing +44 204 525 0658. The passcode for the replay is 676295. An archive of the webcast will be available on the Company’s website at https://investors.stem.com/overview for 12 months after the call.
Use of Non-GAAP Financial Measures
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this earnings release contains the following non-GAAP financial measures: Adjusted EBITDA and non-GAAP gross margin. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. For reconciliation of Adjusted EBITDA and non-GAAP gross margin to their most comparable GAAP measures, see the section below entitled, “Reconciliations of non-GAAP Financial Measures.”
We use these non-GAAP financial measures for financial and operational decision-making and to evaluate our operating performance and prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our operating performance, such as stock-based compensation and other non-cash charges, as well as discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results, to the extent that competitors define these metrics in the same manner that we do. We believe these non-GAAP financial measures are useful to investors both because they (1) allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) are used by our institutional investors and the analyst community to help them analyze the health of our business.
Definitions of Non-GAAP Financial Measures
We define Adjusted EBITDA as net loss before depreciation and amortization, including amortization of internally developed software, net interest expense, further adjusted to exclude stock-based compensation and other income and expense items, including transaction and acquisition related charges, the change in fair value of warrants and embedded derivatives, and income tax provision or benefit. The expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude when calculating Adjusted EBITDA.
We define non-GAAP gross margin as gross margin excluding amortization of capitalized software and impairments related to decommissioning of end-of-life systems. See the definitions of non-GAAP metrics at the end of the press release.
About Stem
Stem (NYSE: STEM) provides solutions that address the challenges of today’s dynamic energy market. By combining advanced energy storage solutions with Athena®, a world-class AI-powered analytics platform, Stem enables customers and partners to optimize energy use by automatically switching between battery power, onsite generation, and grid power. Stem’s solutions help enterprise customers benefit from a clean, adaptive energy infrastructure and achieve a wide variety of goals, including expense reduction, resilience, sustainability, environmental and corporate responsibility, and innovation. Stem also offers full support for solar partners interested in adding storage to standalone, community or commercial solar projects – both behind and in front of the meter. With the acquisition of AlsoEnergy, Stem is a leader in the solar asset management space, bringing project developers, asset owners, and commercial customers an integrated solution for solar and energy storage management and optimization. For more information, visit www.stem.com.
Forward-Looking Statements
This earnings press release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “hope” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; the expected synergies of the combined Stem/AlsoEnergy company; our ability to successfully integrate the combined companies; our joint ventures, partnerships and other alliances; reduction of greenhouse gas (“GHG”) emissions; the integration and optimization of energy resources; our business strategies and those of our customers; the global commitment to decarbonization; our ability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; our ability to manage our supply chains and distribution channels and the effects of natural disasters and other events beyond our control, such as the COVID-19 pandemic and variants thereof, and government and business responses thereto; the impact of the ongoing conflict in Ukraine; our ability to meet contracted customer demand; and future results of operations, including revenue and Adjusted EBITDA. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to our ability to achieve our financial and performance targets and other forecasts and expectations; our ability to help reduce GHG emissions; our ability to integrate and optimize energy resources; our ability to recognize the anticipated benefits of our recent acquisition of AlsoEnergy; challenges, disruptions and costs of integrating the combined company and achieving anticipated synergies, or such synergies taking longer to realize than expected; risks that the integration disrupts current plans and operations that may harm our business; uncertainty as to the effects of the transaction on our financial performance; our ability to grow and manage growth profitably; our ability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; our ability to attract and retain qualified employees and key personnel; our ability to comply with, and the effect on their businesses of, evolving legal standards and regulations, particularly concerning data protection and consumer privacy and evolving labor standards; risks relating to the development and performance of our energy storage systems and software-enabled services; the risk that the global commitment to decarbonization may not materialize as we predict, or even if it does, that we might not be able to benefit therefrom; our inability to secure sufficient inventory from our suppliers to meet customer demand, and provide us with contracted quantities of equipment; general economic, geopolitical and business conditions in key regions of the world; the ongoing conflict in Ukraine; supply chain interruptions and manufacturing or delivery delays; disruptions in sales, production, service or other business activities; the risk that our business, financial condition and results of operations may be adversely affected by other political, economic, business and competitive factors; and other risks and uncertainties discussed in this release and in our most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Forward-looking and other statements in this release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this earnings press release are made as of the date of this release, and Stem disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.

Stem Media Contacts
Suraya Akbarzad, Stem
Cory Ziskind, ICR
press@stem.com

Stem Investor Contacts
Ted Durbin, Stem
Marc Silverberg, ICR
IR@stem.com
(847) 905-4400

Source: Stem, Inc.

STEM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$174,537	$747,780
Short-term investments	177,273	173,008
Accounts receivable, net	74,123	61,701
Inventory, net	72,985	22,720
Other current assets (includes $207 and $213 due from related parties as of March 31, 2022 and December 31, 2021, respectively)	28,252	18,641
Total current assets	527,170	1,023,850
Energy storage systems, net	102,320	106,114
Contract origination costs, net	9,620	8,630
Goodwill	547,700	1,741
Intangible assets, net	165,840	13,966
Operating leases right-of-use assets	13,785	12,998
Other noncurrent assets	51,380	24,531
Total assets	$1,417,815	$1,191,830
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$99,307	$28,273
Accrued liabilities	22,785	25,993
Accrued payroll	8,422	7,453
Financing obligation, current portion	14,177	15,277
Deferred revenue, current portion	40,722	9,158
Other current liabilities (includes $179 and $306 due to related parties as of March 31, 2022 and December 31, 2021, respectively)	2,622	1,813
Total current liabilities	188,035	87,967
Deferred revenue, noncurrent	64,051	28,285
Asset retirement obligation	4,168	4,135
Notes payable, noncurrent	1,719	1,687
Convertible notes, noncurrent	446,418	316,542
Financing obligation, noncurrent	70,395	73,204
Lease liability, noncurrent	12,526	12,183
Other liabilities	367	—
Total liabilities	787,679	524,003
Commitments and contingencies (Note 16)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized as of March 31, 2022 and December 31, 2021; 0 shares issued and outstanding as of March 31, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of March 31, 2022 and December 31, 2021; 153,717,797 and 144,671,624 issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	15	14
Additional paid-in capital	1,161,109	1,176,845
Accumulated other comprehensive income (loss)	(619)	20
Accumulated deficit	(530,510)	(509,052)
Total Stem's stockholders' equity	629,995	667,827
Non-controlling interests	141	—
Total stockholders’ equity	630,136	667,827
Total liabilities and stockholders’ equity	$1,417,815	$1,191,830

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021
Revenue
Services revenue	$9,965	$4,881
Hardware revenue	31,123	10,539
Total revenue	41,088	15,420
Cost of revenue
Cost of service revenue	8,633	6,905
Cost of hardware revenue	28,811	8,632
Total cost of revenue	37,444	15,537
Gross margin	3,644	(117)
Operating expenses:
Sales and marketing	9,142	2,667
Research and development	8,943	4,407
General and administrative	20,512	2,692
Total operating expenses	38,597	9,766
Loss from operations	(34,953)	(9,883)
Other income (expense), net:
Interest expense	(3,218)	(6,233)
Change in fair value of warrants and embedded derivative	—	(66,397)
Other income (expenses), net	475	(40)
Total other expense, net	(2,743)	(72,670)
Loss before income taxes	(37,696)	(82,553)
Income tax benefit	15,213	—
Net loss	$(22,483)	$(82,553)

Net loss per share attributable to common stockholders, basic and diluted	$(0.15)	$(2.04)

Weighted-average shares used in computing net loss per share, basic and diluted	150,491,041	40,425,009

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2022	2021
OPERATING ACTIVITIES
Net loss	$(22,483)	$(82,553)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	8,725	5,079
Non-cash interest expense, including interest expenses associated with debt issuance costs	456	3,902
Stock-based compensation	6,265	760
Change in fair value of warrant liability and embedded derivative	—	66,397
Noncash lease expense	546	160
Accretion expense	60	50
Impairment of energy storage systems	171	613
Net (accretion of discount) amortization of premium on investments	293	—
Income tax benefit from release of valuation allowance	(15,100)	—
Other	(17)	—
Changes in operating assets and liabilities:
Accounts receivable	(3,352)	(955)
Inventory	(46,564)	(1,466)
Other assets	(32,284)	(4,690)
Contract origination costs	(1,670)	(779)
Accounts payable and accrued expenses	61,755	8,640
Deferred revenue	17,705	2,992
Lease liabilities	(54)	(176)
Other liabilities	(457)	199
Net cash used in operating activities	(26,005)	(1,827)
INVESTING ACTIVITIES
Acquisition of AlsoEnergy, net of cash acquired	(532,839)	—
Purchase of available-for-sale investments	(41,437)	—
Sales/maturities of available-for-sale investments	36,271	—
Purchase of energy storage systems	(108)	(1,525)
Capital expenditures on internally-developed software	(3,537)	(1,238)
Purchase of property and equipment	(1,278)	—
Net cash used in investing activities	(542,928)	(2,763)
FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	347	2,894
Payments for taxes related to net share settlement of stock options	(773)	—
Proceeds from financing obligations	311	2,732
Repayment of financing obligations	(4,178)	(3,369)
Proceeds from issuance of convertible notes, net of issuance costs of $0 and $8 for the three months ended March 31, 2022 and 2021, respectively	—	1,118
Proceeds from issuance of notes payable, net of issuance costs of $0 and $101 for the three months ended March 31, 2022 and 2021, respectively	6	3,879
Repayment of notes payable	—	(161)
Net cash provided by (used in) financing activities	(4,287)	7,093
Effect of exchange rate changes on cash and cash equivalents	(23)	428
Net increase (decrease) in cash and cash equivalents	(573,243)	2,931
Cash and cash equivalents, beginning of period	747,780	6,942
Cash and cash equivalents, end of period	$174,537	$9,873

STEM, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The following table provides a reconciliation of Adjusted EBITDA to net loss:

	Three Months Ended March 31,
	2022	2021
	(in thousands)
Net loss	$(22,483)	$(82,553)
Adjusted to exclude the following:
Depreciation and amortization (1)	8,896	6,012
Interest expense	3,218	6,233
Stock-based compensation	6,265	760
Change in fair value of warrants and embedded derivative	—	66,397
Transaction costs in connection with business combination	6,068	—
Litigation settlement	400	—
Income tax benefit	(15,213)	—
Adjusted EBITDA	$(12,849)	$(3,151)
Adjusted EBITDA, as used in connection with the Company's 2022 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to provide a reconciliation of forecasted Adjusted EBITDA to net loss, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty its change in stock-based compensation expense and other items that may affect net loss. The unavailable information could have a significant effect on the Company’s full year 2022 GAAP financial results.
Adjusted EBITDA for the first quarter 2021 now reflects adjustments to depreciation and amortization of approximately $0.9 million for expenses related to impairments, decommissioning and forfeited incentives that were not previously reflected.

The following table provides a reconciliation of non-GAAP gross margin to GAAP gross margin ($ in millions, except for percentages):

	Three Months Ended March 31,
	2022	2021
Revenue	$41.1	$15.4
Cost of revenue	(37.4)	(15.5)
GAAP Gross Margin	3.6	(0.1)
GAAP Gross Margin (%)	9%	(1)%

Adjustments to Gross Margin:
Amortization of Capitalized Software & Developed Technology	2.0	1.2
Impairments	0.8	0.9
Non-GAAP Gross Margin	$6.4	$2.0
Non-GAAP Gross Margin (%)	16%	13%
Other Adjustments	0.7	0.9
Labor expense in Cost of Revenue	1.5	—
Pro Forma Gross Margin	8.6	2.9
Pro Forma Gross Margin (%)	21%	19%
Historically, management included a separate “Other Adjustments” caption in the table above as part of the adjustments to gross margin. Other Adjustments consisted of certain operating expenses including communication and cloud service expenditures reclassified to cost of revenue. Other Adjustments are no longer in the calculation of Non-GAAP Gross Margin and Non-GAAP Gross Margin %. “Labor Expense in Cost of Revenue” represents a portion of operating expenses reclassified to Cost of Sales for AlsoEnergy.

Non-GAAP Gross Margin as used in connection with the Company's 2022 guidance is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to provide a reconciliation of forecasted Non-GAAP Gross Margin to GAAP Gross Margin, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty its change in amortization of capitalized software, impairments, and other items that may affect GAAP Gross Margin. The unavailable information could have a significant effect on the Company’s full year 2022 GAAP financial results.

Key Definitions:

Item	Definition
12-Month Pipeline
Total value (excluding market participation revenue) of uncontracted, potential hardware and software revenue from opportunities that are currently being pursued by our direct salesforce and channel partners with developers and independent power producers seeking energy optimization services and transfer of energy storage systems, and which have a reasonable likelihood of contract execution within 12 months of the end of the relevant period. Pipeline is based on project timelines published by such developers and independent power producers. We cannot guarantee that our pipeline will result in meaningful revenue or profitability.

Bookings
Total value of executed customer agreements, as of the end of the relevant period (e.g. quarterly bookings or annual bookings)
•Customer contracts are typically executed 6-18 months ahead of installation
•The Booking amount typically includes:
1.Hardware revenue, which is typically recognized at delivery of system to customer,
2.Software revenue, which represents total nominal software contract value recognized ratably over the contract period,
•Market participation revenue is excluded from booking value

Contracted Backlog
Total value of bookings in dollars, as of a specific date
•Backlog increases as new contracts are executed (bookings)
•Backlog decreases as integrated storage systems are delivered and recognized as revenue

Contracted AUM	Total GWh or GW of systems in operation or under contract
Contracted Annual Recurring Revenue (CARR)	Annual run rate for all executed software services contracts including contracts signed in the period for systems that are not yet commissioned or operating